Exhibit 5.1

A&L Goodbody Solicitors	Dublin
International Financial Services Centre	Belfast
25-28 North Wall Quay, Dublin 1	London
D01 H104	New York
T +353 1 649 2000	San Francisco
Dx: 29 Dublin | www.algoodbody.com	Palo Alto

Date	25 June 2019

Our Ref	01430391

Nabriva Therapeutics plc

25-28 North Wall Quay

Dublin 1

Ireland

Re: Prospectus Supplement to Registration Statement on Form S-3

Dear Sirs

We are acting as Irish counsel to Nabriva Therapeutics plc (the Company), a public limited company incorporated under the laws of Ireland (registered number 599588), in connection with (i) the registration statement (the Registration Statement) on Form S-3 (File No. 333-219567) originally filed by the Company with the United States Securities and Exchange Commission (the SEC) under the Securities Act of 1933, as amended (the Securities Act), on July 28, 2017, and the pre-effective amendment numbered 1 thereto, with respect to the issuance and sale by the Company, from time to time, of, among other things, an indeterminate number of ordinary shares in the capital of the Company with a nominal value of $0.01 each, at an initial aggregate offering price not to exceed $175,000,000 pursuant to the terms of the Registration Statement, and any amendments or supplements thereto, and the prospectus, dated August 10, 2017, forming a part of the Registration Statement, including the documents incorporated by reference therein; and (ii) the prospectus supplement, dated 25 June 2019 (the Prospectus Supplement) relating to the issuance and sale from time to time by the Company of ordinary shares in the capital of the Company with an aggregate offering price of up to $50,000,000 (the Shares).

The Shares are to be issued and sold by the Company pursuant to an Open Market Sale AgreementSM, dated 25  June 2019, between the Company and Jefferies LLC (the Sale Agreement). The Sale Agreement is being filed with the SEC as Exhibit 1.1 to a Current Report on Form 8-K of the Company.

In connection with this Opinion, we have examined and relied upon copies of:

•                  the Registration Statement;

•                  the Prospectus Supplement;

•                  the Sale Agreement; and

•                  copies of such corporate records of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed.

In rendering this Opinion, we have examined, and have assumed the truth and accuracy of the contents of, all such corporate records, documents and certificates of officers of the Company and of public officials as to factual matters and have conducted such searches on 25 June 2019 (being the last practicable date on which searches could be conducted) in public registries in Ireland as we have deemed necessary or appropriate for the purposes of this Opinion but have made no independent investigation regarding such factual matters. In our examination we have

PM Law  • CE Gill • JG Grennan  • J Coman • PD White  • VJ Power  • LA Kennedy • SM Doggett • B McDermott • C Duffy • PV Maher • S O’Riordan • MP McKenna • KA Feeney • M Sherlock  •  EP Conlon  •  E MacNeill  •  KP Allen  •  EA Roberts  •  C Rogers  •  G O’Toole  •  JN Kelly  •  N O’Sullivan  •  MJ Ward  •  AC Burke  •  D Widger  •  C Christle  •  S O’Croinin  •  JW Yarr  •  DR Baxter  •  A McCarthy  •  JF Whelan  •  JB Somerville  •  MF Barr  •  AM Curran  •  A Roberts  •  M Dale  •  RM Moore  •  D Main  •  J Cahir  •  M Traynor  •  PM Murray  •  P Walker  •  K Furlong  •  PT Fahy  •  D Inverarity  •  M Coghlan  •  DR Francis  •  A Casey  •  B Hosty  •  M O’Brien  •  L Mulleady  •  K Ryan  •  E Hurley  •  G Stanley  •  D Dagostino  •  C Clarkin  •  R Grey  •  R Lyons  •  J Sheehy  •  C Morrissey  •  C Carroll  •  SE Carson  •  P Diggin  •  J Williams  •  A O’Beirne  •  MD Cole  •  G Conheady  •  J Dallas  •  SM Lynch  •  M McElhinney  •  C Owens  •  AD Ion  •  K O’Connor  •  JH Milne  •  T Casey  •  M Doyle  •  CJ Comerford  •  R Marron  •  D Berkery  •  K O’Shaughnessy  •  S O’Connor  •  SE Murphy  •  D Nangle  •  L Butler  •  A Lawler  •  C Ó Conluain  •  N McMahon  •  HP Brandt

Consultants: SW Haughey  •  Professor JCW Wylie  •  AF Browne  •  MA Greene  •  AV Fanagan  •  JA O’Farrell  •  IB Moore

assumed the (continued) truth and accuracy of the information contained in such documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

We have further assumed:

1.              that, at the time of the issuance of the Shares, a sufficient number of ordinary shares in the capital of the Company will be authorised and available for issuance by the Company’s board of directors (the Board) pursuant to the Company’s memorandum and articles of association;

2.              that none of the resolutions and authorities of the Board or shareholders of the Company upon which we have relied have been or will be varied, amended or revoked in any respect or have expired and that the Shares will be issued in accordance with such resolutions and authorities; and

3.              the absence of fraud on the part of the Company and its respective officers, employees, agents and advisers, and that the Company will issue the Shares in good faith, for its legitimate and bona fide business purposes. We have further assumed that: (i) the Company will be fully solvent at the time of and immediately following the issue of any Shares; (ii) no resolution or petition for the appointment of a liquidator or examiner will be passed or presented prior to the issue of any Shares; (iii) no receiver will have been appointed in relation to any of the assets or undertaking of the Company prior to the issue of any Shares; and (iv) no composition in satisfaction of debts, scheme of arrangement, or compromise or arrangement with creditors or members (or any class of creditors or members) will be proposed, sanctioned or approved in  relation to  the Company prior to the issue of the Shares.

Subject to the foregoing and to the within additional qualifications and assumptions, we are of the opinion that the Shares, when issued in accordance with the terms and conditions of the Sale Agreement will be duly authorised, validly issued, fully paid and will not be subject to calls for any additional payments (non-assessable).

In rendering this Opinion we have confined ourselves to matters of Irish law. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as at the date hereof. This Opinion speaks only as of its date. We are not under any obligation to update this Opinion from time to time, nor to notify you of any change of law, facts or circumstances referred to or relied upon in the giving of this Opinion.

This Opinion is given solely for the benefit of the addressee of this Opinion and may not be relied upon by any other person without our prior written consent, provided, however, that it may be relied upon by persons entitled to rely on it pursuant to applicable provisions of US federal securities laws.

This Opinion is also strictly confined to the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter.

We hereby consent to the filing of this Opinion with the SEC as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on 25 June 2019 and to the use of our name therein and in the related Prospectus Supplement under the caption “Legal Matters”.

The Opinion is governed by and construed in accordance with the laws of Ireland.

Yours faithfully

/s/ A&L Goodbody

A&L Goodbody